                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF OCTOBER 24, 2001


                                      AMONG


                               ABBOTT LABORATORIES


                            RAINBOW ACQUISITION CORP.


                                       AND


                                   VYSIS, INC.

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
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ARTICLE I     Definitions.........................................................................2

    SECTION 1.01     Definitions..................................................................2

ARTICLE II    The Offer and the Merger...........................................................10

    SECTION 2.01     The Offer...................................................................10
    SECTION 2.02     Company Actions.............................................................12
    SECTION 2.03     Board of Directors; Section 14(f)...........................................13
    SECTION 2.04     The Merger..................................................................14
    SECTION 2.05     Closing.....................................................................14
    SECTION 2.06     Effective Time..............................................................14
    SECTION 2.07     Certificate of Incorporation and By-laws....................................15
    SECTION 2.08     Directors...................................................................15
    SECTION 2.09     Officers....................................................................15

ARTICLE III   Effect on the Capital Stock of the Constituent Corporations; Exchange of
              Certificates ......................................................................15

    SECTION 3.01     Effect on Capital Stock.....................................................15
    SECTION 3.02     Exchange of Certificates....................................................16

ARTICLE IV    Representations and Warranties of the Company .....................................18

    SECTION 4.01     Organization, Standing and Power............................................18
    SECTION 4.02     Company Subsidiaries........................................................18
    SECTION 4.03     Capital Structure...........................................................19
    SECTION 4.04     Authorization; Validity of Agreement; Necessary Action......................20
    SECTION 4.05     No Conflicts; Consents......................................................20
    SECTION 4.06     SEC Documents; Financial Statements; Undisclosed Liabilities................21
    SECTION 4.07     Information Supplied........................................................22
    SECTION 4.08     Absence of Certain Changes or Events........................................22
    SECTION 4.09     Taxes.......................................................................22
    SECTION 4.10     Benefit Plans...............................................................24
    SECTION 4.11     Litigation..................................................................25
    SECTION 4.12     Compliance with Applicable Laws.............................................25
    SECTION 4.13     Contracts; Debt Instruments.................................................25
    SECTION 4.14     Intellectual Property.......................................................26
    SECTION 4.15     Takeover Laws...............................................................27
    SECTION 4.16     Brokers.....................................................................27
    SECTION 4.17     Regulatory Compliance.......................................................27
    SECTION 4.18     Opinion of Financial Advisor................................................28
    SECTION 4.19     Employee Matters............................................................28
    SECTION 4.20     Insurance...................................................................29


                                       -i-

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                                TABLE OF CONTENTS
                                   (continued)

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                                                                                               PAGE
                                                                                               ----
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    SECTION 4.21     Environmental, Health and Safety Laws.......................................29
    SECTION 4.22     Customers and Suppliers.....................................................30
    SECTION 4.23     Transactions with Affiliates................................................30
    SECTION 4.24     Condition of Assets.........................................................31
    SECTION 4.25     Real and Personal Property..................................................31
    SECTION 4.26     Certain Business Practices..................................................31

ARTICLE V     Representations and Warranties of Parent and Sub ..................................32

    SECTION 5.01     Organization, Standing and Power............................................32
    SECTION 5.02     Sub.........................................................................32
    SECTION 5.03     Financing...................................................................32
    SECTION 5.04     Ownership of Company Common Stock...........................................32
    SECTION 5.05     Authorization; Validity of Agreement; Necessary Action......................32
    SECTION 5.06     No Conflicts; Consents......................................................32
    SECTION 5.07     Information Supplied........................................................33
    SECTION 5.08     Brokers.....................................................................33
    SECTION 5.09     Litigation..................................................................33

ARTICLE VI    Covenants Relating to Conduct of Business .........................................34

    SECTION 6.01     Conduct of Business.........................................................34
    SECTION 6.02     Certain Tax Matters.........................................................36
    SECTION 6.02     No Solicitation ............................................................37

ARTICLE VII   Additional Agreements .............................................................39

    SECTION 7.01     Preparation of Proxy Statement; Stockholders Meeting........................39
    SECTION 7.02     Access to Information; Confidentiality......................................39
    SECTION 7.03     Reasonable Best Efforts; Notification.......................................40
    SECTION 7.04     Stock Options...............................................................41
    SECTION 7.05     Indemnification; D&O Insurance..............................................41
    SECTION 7.06     Public Announcements........................................................42
    SECTION 7.07     Transfer Taxes..............................................................43
    SECTION 7.08     Employee Benefit Matters....................................................43
    SECTION 7.09     State Takeover Laws.........................................................44
    SECTION 7.10     Termination Notifications...................................................44

ARTICLE VIII  Conditions Precedent ..............................................................44

    SECTION 8.01     Conditions to Each Party's Obligation to Effect the Merger..................44

ARTICLE IX    Termination, Amendment and Waiver .................................................45

    SECTION 9.01     Termination.................................................................45
    SECTION 9.02     Effect of Termination.......................................................46
    SECTION 9.03     Amendment...................................................................46


                                      -ii-

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                                TABLE OF CONTENTS
                                   (continued)

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
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                                                                                               ----
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PAGE

    SECTION 9.04     Extension; Waiver...........................................................46
    SECTION 9.05     Procedure for Termination, Amendment, Extension or Waiver...................46

ARTICLE X     General Provisions ................................................................47

    SECTION 10.01    Nonsurvival of Representations and Warranties...............................47
    SECTION 10.02    Notices.....................................................................47
    SECTION 10.03    Interpretation..............................................................48
    SECTION 10.04    Severability................................................................48
    SECTION 10.05    Counterparts................................................................48
    SECTION 10.06    Entire Agreement; No Third-Party Beneficiaries..............................48
    SECTION 10.07    Governing Law...............................................................49
    SECTION 10.08    Assignment..................................................................49
    SECTION 10.09    Enforcement.................................................................49

EXHIBIT A     Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of October 24, 2001 (the "AGREEMENT"), by and among ABBOTT LABORATORIES, an Illinois corporation ("PARENT"), RAINBOW ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and VYSIS, INC., a Delaware corporation (the "COMPANY").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved, and deem it to be advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the issued and outstanding shares of Company Common Stock (as defined herein) for U.S. $30.50 per share of Company Common Stock (the "Offer Price"), net to the seller in cash upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the respective Boards of Directors of Sub and the Company have each approved the merger (the "MERGER") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock, other than shares directly or indirectly owned by Parent or the Company and Dissenters' Shares (as hereinafter defined), will be converted into the right to receive an amount in cash equal to the Offer Price;

         WHEREAS, the Company Board (as defined herein) has determined that the consideration to be paid for each share of Company Common Stock in the Offer and the Merger is fair to the holders of such shares of Company Common Stock and has resolved to recommend that the holders of such shares of Company Common Stock accept the Offer and approve and adopt this Agreement and each of the Transactions (as defined herein) upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

         WHEREAS, as a condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, the Major Stockholder (as defined herein) concurrently herewith, is entering into a Stockholder Agreement (as defined herein), dated as of the date hereof, with Parent and Sub, pursuant to which such Major Stockholder is agreeing, among other things, to tender the shares of Company Common Stock held by it in the Offer and to grant Parent a proxy with respect to the voting of such shares of Company Common Stock, upon the terms and subject to the conditions set forth in the Stockholder Agreement, and in order to induce Parent and Sub to enter into this Agreement, the Company Board has approved the execution and delivery of the Stockholder Agreement and the transactions contemplated therein.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "ACTIVITIES TO DATE" has the meaning set forth in SECTION 4.17(a).

         "AFFILIATE" means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

         "AGREEMENT" has the meaning set forth in the heading hereof.

         "ALTERNATIVE ACQUISITION" means any direct or indirect acquisition of all or a substantial part of the business and properties of the Company or any of the Company Subsidiaries or any capital stock of the Company or any of the Company Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Company Subsidiary, division or operating or principal business unit of the Company.

         "ALTERNATIVE ACQUISITION PROPOSAL" has the meaning set forth in SECTION 6.03(a).

         "APPLICABLE LAW" means any statute, law (including common law), ordinance, rule or regulation applicable to the Company, any Company Subsidiary, Parent or any Parent Subsidiary or their respective properties or assets.

         "APPOINTMENT TIME" has the meaning set forth in SECTION 2.03(a).

         "APPROVALS" has the meaning set forth in SECTION 4.17(a).

         "BP" means BP America, Inc., a Delaware corporation.

         "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

         "CERTIFICATE" or "CERTIFICATES" mean the certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock.

         "CERTIFICATE OF MERGER" means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.

         "CLOSING" means the closing of the Merger.

         "CLOSING DATE" means the date on which the Closing occurs.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the heading hereof.

         "COMPANY AGREEMENT" means any Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound.

         "COMPANY BOARD" means the Board of Directors of the Company.

         "COMPANY BOARD RECOMMENDATION" has the meaning set forth in Section 7.01(b).

         "COMPANY BY-LAWS" means the by-laws of the Company, as amended to the date of this Agreement.

         "COMPANY CAPITAL STOCK" has the meaning set forth in SECTION 4.03.

         "COMPANY CHARTER" means the certificate of incorporation of the Company, as amended to the date of this Agreement.

         "COMPANY COMMON STOCK" means the common stock, $.001 par value per share, of the Company.

         "COMPANY DISCLOSURE LETTER" means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub pursuant to ARTICLE IV.

         "COMPANY EMPLOYEES" means the employees of the Company and the Company Subsidiaries.

         "COMPANY INTELLECTUAL PROPERTY RIGHTS" means Intellectual Property Rights that are owned by, or exclusively licensed to, the Company and the Company Subsidiaries, including without limitation, Copyrights, Domain Names, Licenses In to the extent that such licenses are exclusive, Patents Owned, Patents Licensed to the extent that such patents are exclusively licensed, and Trademarks.

         "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, properties (including intangible properties), assets, liabilities, financial condition or operations or results of operations of the Company and the Company Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Offer, the Merger and the other Transactions without material deviation from the time frame such actions would otherwise be consummated in the absence of such effect; PROVIDED, that, for purposes of this Agreement, a Company Material Adverse Effect shall not include, alone or in combination: (i) changes to the United States economy in general or to the healthcare industry in general that are not unique to the Company or the Company Subsidiaries or (ii) any change resulting from the announcement or disclosure of the Transactions.

         "COMPANY OPTION PLANS" means the 1996 Stock Incentive Plan, the 1998 Long Term Incentive Plan, the 1998 Outside Director Stock Option, the 1999 Outside Directors Stock Option Plan and the 2001 Long Term Incentive Plan.

         "COMPANY PLANS" has the meaning set forth in SECTION 4.10(a).

         "COMPANY PREFERRED STOCK" has the meaning set forth in SECTION 4.03.

         "COMPANY REPRESENTATIVES" has the meaning set forth in Section 6.03(a).

         "COMPANY SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Option Plan.

         "COMPANY SEC DOCUMENTS" means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 1997.

         "COMPANY STOCK OPTION" means any option to purchase Company Common Stock granted under any Company Option Plan.

         "COMPANY STOCKHOLDER APPROVAL" has the meaning set forth in SECTION 4.04(c).

         "COMPANY STOCKHOLDERS MEETING" means a meeting of the Company's stockholders for the purpose of seeking Company Stockholder Approval.

         "COMPANY SUBSIDIARIES" means all the Subsidiaries of the Company.

         "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement, dated April 17, 2001, as amended on August 21, 2001, between the Company and Parent.

         "CONSENT" means any consent, approval, license, Permit, Order or authorization.

         "CONTRACT" means any contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

         "COPYRIGHTS" means the copyright registrations set forth in Section 1.01(a) of the Company Disclosure Letter.

         "DETERMINATION LETTER" has the meaning set forth in Section 4.10(c).

         "DGCL" means the Delaware General Corporation Law, as amended from time to time.

         "D&O INSURANCE" means directors' and officers' insurance.

         "DISSENTERS' SHARES" means shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

         "DOMAIN NAMES" means the Internet domain names set forth in Section 1.01(b) of the Company Disclosure Letter.

         "EFFECTIVE TIME" has the meaning set forth in SECTION 2.06.

         "ENVIRONMENTAL CLAIM" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Substances at any location owned or operated by the Company or any Company Subsidiary, prior to the Effective Time or in the past, or (ii) any violation, or alleged violation, of any Environmental, Health and Safety Law.

         "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances, in each case as in effect prior to the Effective Time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" means the bank or trust company selected by Parent prior to the Effective Time to act as exchange agent for the payment of the Merger Consideration.

         "EXCHANGE FUND" has the meaning set forth in SECTION 3.02(a).

         "FDA" means the United States Food and Drug Administration or any successor agency.

         "FDCA" means the Federal Food, Drug and Cosmetic Act, as amended.

         "FILED COMPANY SEC DOCUMENTS" means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

         "FINANCIAL STATEMENTS" means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, including in each case the footnotes thereto.

         "FULLY DILUTED SHARES" has the meaning set forth in EXHIBIT A hereto.

         "GAAP" as to any Person means generally accepted United States accounting principles.

         "GOVERNMENTAL ENTITY" means any:

                  (i) federal, state, local, municipal or foreign government;

                  (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal); or

                  (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS SUBSTANCE" means: (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental, Health and Safety Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" means all liabilities or obligations, whether primary or secondary or absolute or contingent: (i) for borrowed money; (ii) evidenced by notes, bonds, debentures, guarantees or similar obligations; or (iii) secured by Liens.

         "INDEMNIFIED PERSON" has the meaning set forth in SECTION 7.05(a).

         "INDEPENDENT DIRECTORS" has the meaning set forth in SECTION 2.03(a).

         "INTELLECTUAL PROPERTY RIGHTS" means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated with: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trade secrets (including proprietary know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing); (iii) copyrights, copyright registrations and applications therefor;
(iv) Internet domain names; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and (vii) all moral rights of authors and inventors, however denominated.

         "INTERCOMPANY AGREEMENTS" has the meaning set forth in Section 4.23(a).

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means the actual knowledge of the executive officers of the Company or Parent, after reasonable inquiry, as applicable.

         "LICENSES IN" means the license agreements set forth in Section 1.01(c) of the Company Disclosure Letter.

         "LICENSES OUT" means the license agreements set forth in Section 1.01(d) of the Company Disclosure Letter.

         "LIENS" means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

         "MAJOR STOCKHOLDER" means Amoco Technology Company, a Delaware corporation.

         "MATERIAL CONTRACTS" means those Contracts which are filed or required to be filed as exhibits to the Company SEC Documents.

         "MATERIAL INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights that are material to the business, properties (including intangible properties), assets, liabilities, financial condition or operations or results of operations of the Company and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, any Intellectual Property Right that is a material element of a Material Product is a Material Intellectual Property Right.

         "MATERIAL PRODUCT" means any Product that has annual worldwide gross sales revenues of $1,000,000 or greater.

         "MERGER" has the meaning set forth in the recitals hereto.

         "MERGER CONSIDERATION" means the U.S. dollar cash amount equal to the price per share of Company Common Stock paid pursuant to the Offer.

         "MINIMUM CONDITION" has the meaning set forth in EXHIBIT A hereto.

         "OFFER" has the meaning set forth in the recitals hereto.

         "OFFER DOCUMENTS" has the meaning set forth in SECTION 2.01(b).

         "OFFER PRICE" has the meaning set forth in the recitals hereto.

         "ORDER" means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

         "OUTSIDE DATE" means December 31, 2001, subject to extension pursuant to SECTION 9.01(b)(i).

         "PARENT" has the meaning set forth in the heading hereto.

         "PARENT BOARD" has the meaning set forth in SECTION 5.05.

         "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions without material deviation from the time frame such actions would otherwise be consummated in the absence of such effect.

         "PARENT SUBSIDIARIES" means all the Subsidiaries of Parent.

         "PATENTS OWNED" means the patents and patent applications set forth in
Section 1.01(e) of the Company Disclosure Letter.

         "PATENTS LICENSED" means the patents and patent applications licensed under the Licenses In.

         "PERMIT" means licenses, franchises, permits, consents, approvals, Orders, certificates, authorizations, declarations and filings.

         "PERMITTED LIENS" means: (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith;
(ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed; and
(iii) Liens that, in the aggregate, do not and will not (A) materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted and (B) materially impair the value of the assets of the Company and Company Subsidiaries (taken as a whole) or the ability of the Company to consummate the Transactions.

         "PERSON" means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity.

         "POST-SIGNING RETURNS" has the meaning set forth in Section 6.02.

         "PROCEEDINGS" means any action, arbitration, audit, claim, hearing, proceeding, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "PRODUCTS" has the meaning set forth in SECTION 4.17(a).

         "PROXY STATEMENT" means a proxy or information statement of the Company relating to the approval of this Agreement by the Company's stockholders.

          "RETENTION AGREEMENTS" means the Retention Agreements between the Company and certain executives of the Company set forth in SECTION 1.01(g) of the Company Disclosure Letter.

         "SCHEDULE 14D-9" means the Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer, as amended from time to time.

         "SCHEDULE TO" means the Tender Offer Statement on Schedule TO with respect to the Offer, as amended from time to time.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SEVERANCE PLAN" means the Severance Plan, dated August 17, 2001, of the Company.

         "STOCK TRANSFER TAX" means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

         "STOCKHOLDER AGREEMENT" means the agreement, dated as of the date hereof, by and among the Major Stockholder, Parent and Sub, pursuant to which the Major Stockholder has agreed, among other things, to tender the shares of Company Common Stock held by it in the Offer and to grant Parent a proxy with respect to the voting of such shares of Company Common Stock upon the terms and subject to conditions set forth therein.

         "SUB" has the meaning set forth in the heading hereto.

         "SUB BOARD" has the meaning set forth in SECTION 5.05.

         "SUBSIDIARY" means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

         "SUPERIOR COMPANY PROPOSAL" has the meaning set forth in SECTION
6.03(e).

         "SURVIVING CORPORATION" has the meaning set forth in SECTION 2.04.

         "TAX" or "TAXES" means any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any such amounts as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

         "TAX AUTHORITY" means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

         "TAX RETURN" means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms, information returns or other documents filed or required to be filed with any Tax Authority (including any amendments, attachments or exhibits to any of the foregoing).

         "TRADEMARKS" means the marks set forth in Section 1.01(h) of the Company Disclosure Letter.

         "TRANSACTIONS" means, collectively, the Offer, the Merger and the other transactions contemplated hereby, including, without limitation, the transactions contemplated by the Stockholder Agreement.

         "TRANSFER TAXES" means any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company's or the Company's Subsidiaries' real or personal property.

         "U.S." means the fifty (50) states, District of Columbia, territories and possessions of the United States of America.

         "VOTING COMPANY DEBT" means any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote.

                                   ARTICLE II

                            THE OFFER AND THE MERGER

         SECTION 2.01 THE OFFER.

         (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 9.01 and none of the events set forth in EXHIBIT A shall have occurred and be continuing, as promptly as practicable but in no event later than five (5) Business Days after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC. The Offer shall initially be scheduled to expire twenty (20) Business Days following the commencement thereof. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction of each of the conditions set forth in EXHIBIT A (any of which may be waived by Sub in its sole discretion); PROVIDED, HOWEVER, that, without the prior written consent of the Company, Sub shall not waive the Minimum Condition. Sub expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) add to the conditions set forth in EXHIBIT A, (iv) modify the conditions set forth in EXHIBIT A in a manner adverse to the holders of Company Common Stock, (v) except as provided in the next sentence, extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Company Common Stock. Notwithstanding the foregoing, (i) Sub shall extend the Offer for one or more periods if at the initial scheduled expiration date or any subsequent expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied or waived, until such time as such conditions are satisfied or waived (but not after the Outside Date) and (ii) Sub may, without the consent of the Company, (A) extend the Offer if all of the conditions to the Offer are satisfied or waived but the number of the Shares validly tendered and not withdrawn is less than ninety percent (90%) of the Fully Diluted Shares, for an aggregate period not to exceed twenty (20) Business Days (for all such extensions); PROVIDED, that Sub shall immediately accept and promptly pay for all Company Common Stock tendered prior to the date of an extension pursuant to clause (A) and shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension, and
(B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer and, with respect to any extension of the Offer pursuant to Rule 14d-11 under the Exchange Act, shall immediately accept and promptly pay for all shares of Company Common Stock as they are validly tendered. If this Agreement is terminated by Parent, Sub or the Company, Sub shall, and Parent shall cause Sub to, terminate promptly the Offer.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Offer Documents will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Parent shall deliver copies of the proposed forms of the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by law, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel with any comments, whether written or oral, or other communications Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall cooperate with the Company and its counsel in responding to such comments or other communications.

         (c) Parent shall provide or cause to be provided to Sub upon expiration of the Offer or any subsequent extension thereof, as applicable, all funds necessary to immediately accept for payment, and pay for, any shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer and that Sub is permitted to accept for payment under applicable law pursuant to the Offer.

         SECTION 2.02 COMPANY ACTIONS.

         (a) The Company hereby approves of and consents to each of the Transactions (including for purposes of Section 203 of the DGCL). The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in SECTION 4.04(b) of this Agreement.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC the Schedule 14D-9 containing the recommendations described in SECTION 4.04(b) (subject to the Company Board's ability to modify or withdraw such recommendations in accordance with the terms of this Agreement) and shall cause the Schedule 14D-9 to be disseminated to the holders of Company Common Stock, together with the Offer Documents, as required by applicable federal securities laws. The Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel with any comments, whether written or oral, or other communications the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments or other communications.

         (c) In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Sub promptly with mailing labels containing the names and addresses of all record holders of Company Common Stock, each as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company's possession or control regarding the record holders and beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, mailing labels, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall deliver to the Company or destroy all copies of such information then in their possession or control.

         SECTION 2.03 BOARD OF DIRECTORS; SECTION 14(f).

         (a) If requested by Parent, promptly after the acceptance for payment of, and full payment for, the shares of Company Common Stock to be purchased pursuant to the Offer, Parent shall be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on each board of directors of each Company Subsidiary designated by Parent) as will give Parent representation on the Company Board (or such committee or Company Subsidiary board of directors) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or Company Subsidiary board of directors) giving effect to the directors appointed or elected pursuant to this sentence multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Parent, Sub or any other Parent Subsidiary bears to (B) the number of shares of Company Common Stock then outstanding, and the Company shall, at such time, cause Parent's designees to be so appointed or elected (the time of the appointment of such directors being referred to herein as the "APPOINTMENT TIME"); PROVIDED, HOWEVER, that in the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board shall have at least three (3) directors who are directors on the date of this Agreement and who are not employees of BP or any of BP's Affiliates (other than the Company) (the "INDEPENDENT DIRECTORS"); and PROVIDED FURTHER that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who shall not be employees or Affiliates (other than the Company) of BP, or officers or Affiliates of Parent or any of Parent Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company shall take all actions necessary to cause the persons designated by Parent to be directors on the Company Board (or a committee of the Company Board or the board of directors of a Company Subsidiary designated by Parent) pursuant to the preceding sentence to be so appointed or elected (whether, at the request of Parent, by means of increasing the size of the Company Board (or such committee or Company Subsidiary board of directors) (and shall, if necessary, amend the Company By-laws or organizational documents of the Company Subsidiary, as applicable, to permit such an increase) or seeking the resignation of directors and causing Parent's designees to be appointed or elected).

         (b) The Company's obligation to appoint designees of Parent to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The

Company shall promptly take all actions required pursuant to Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this SECTION 2.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to enable Parent's designees to be elected to the Company Board. Parent and Sub will supply to the Company any information with respect to any of them and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

         (c) Following the election or appointment of Parent's designees pursuant to this SECTION 2.03 and prior to the Effective Time, (i) any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or Company By-laws and (ii) any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Company Board with respect to this Agreement that adversely affects the holders of shares of Company Common Stock, will require the concurrence of a majority of both (A) the then directors of the Company Board who were directors of the Company Board on the date of this Agreement or their successors who were recommended to succeed by a majority of such directors, and (B) the then Independent Directors.

         SECTION 2.04 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

         SECTION 2.05 CLOSING. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 W. Wacker Drive, Suite 2100, Chicago, IL 60606 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in ARTICLE VIII (or, to the extent permitted by Applicable Law, waived by the parties entitled to the benefits thereof) or at such other time, date and place as shall be fixed by written agreement between the parties.

         SECTION 2.06 EFFECTIVE TIME. At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 or 253, as applicable, of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "EFFECTIVE TIME"). From and after the Effective Time, the Merger shall have all the effects provided by Section 259 of the DGCL, including without limitation, the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL.

         SECTION 2.07 CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the certificate of incorporation of Sub shall be amended so that the name of the Surviving Corporation specified therein shall be the name of the Company as specified in its certificate of incorporation as of immediately prior to the Merger) until thereafter changed or amended as provided therein or by Applicable Law.

         (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

         SECTION 2.08 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

         SECTION 2.09 OFFICERS. The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                   ARTICLE III

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 3.01 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of
Sub:

         (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is held by the Company as treasury stock, or owned by the Company Subsidiaries, Parent, Sub or any other Parent Subsidiary shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) CONVERSION OF COMPANY COMMON STOCK. Subject to SECTION 3.01(b) and
SECTION 3.01(d), each issued and outstanding share of Company Common Stock shall be converted automatically into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with SECTION 3.02, without interest.

         (d) DISSENTERS' SHARES. Notwithstanding anything in this Agreement to the contrary, Dissenters' Shares shall not be converted into, or represent the right to receive, Merger Consideration as provided in SECTION 3.01(c), but rather the holders of Dissenters' Shares shall be entitled to payment of the appraised value of such Dissenters' Shares in accordance with Section 262 of the DGCL; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of appraised value under Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such holder's Dissenters' Shares shall cease and such Dissenters' Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in SECTION 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of appraised value under Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         SECTION 3.02          EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall select EquiServe Trust Company, N.A. or such other bank or trust company who shall be reasonably satisfactory to the Company to act as the Exchange Agent for the payment of the Merger Consideration upon surrender of Certificates representing Company Common Stock. When and as needed, Parent or Sub shall deposit, or cause to be deposited, in trust with the Exchange Agent, the Merger Consideration to which holders of shares of Company Common Stock shall have the right to receive at the Effective Time pursuant to SECTION 3.01(c) (such amount being hereinafter referred to as the "EXCHANGE FUND").

         (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than holders of Certificates representing shares of Common Stock referred to in
SECTION 3.01(b)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and completed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay to the Exchange Agent any Transfer Taxes or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of the Parent or Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this SECTION 3.02, each Certificate (other than Certificates representing Dissenters' Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 3.01(c). No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.

         (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this ARTICLE III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

         (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any earnings received with respect thereto) that remains undistributed to the holders of Company Common Stock six (6) months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Company Common Stock who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Law) for payment of its claim for Merger Consideration.

         (e) NO LIABILITY. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

         (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation.

         (g) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.

         (h) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such

Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with SECTION 3.01, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation and Parent in a manner satisfactory to them (including, without limitation, the posting by such Person of such bond and security as the Surviving Corporation and Parent may reasonably request) against any claim that may be made against the Surviving Corporation and Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the corresponding section or subsections of the Company Disclosure Letter, dated the date of this Agreement, delivered by the Company to Parent and Sub (it being understood that if it is readily apparent from the text of the disclosure that an item disclosed in one section or subsection of the Company Disclosure Letter is omitted from another section or subsection where such disclosure would be appropriate, such item shall be deemed to have been disclosed in such section or subsection of the Company Disclosure Letter from which such item is omitted), the Company represents and warrants to Parent and Sub as follows:

         SECTION 4.01 ORGANIZATION, STANDING AND POWER. The Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, and there has occurred no default under, or violation of, any such Permit, except where such default or violation or the failure to have such Permits individually or in the aggregate, would not have, or reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary or beneficial, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the charter documents, by-laws and equivalent organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been made available to Parent.

         SECTION 4.02 COMPANY SUBSIDIARIES. Except as set forth in Section 4.02(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, each of the outstanding shares of capital stock or a one hundred percent (100%) ownership interest, as applicable, of each of the Company Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. The following information for each Company Subsidiary is set forth in SECTION 4.02(b) of the Company Disclosure Letter: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest. Except as set forth in Section 4.02(c) of the Company Disclosure Letter, other than the Company Subsidiaries, there are no other entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (including contingent rights) to acquire the same.

         SECTION 4.03 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the "COMPANY PREFERRED STOCK" and collectively with the Company Common Stock, "COMPANY CAPITAL STOCK"). As of the date hereof, (a) 10,291,789 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (b) no shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury, and (c) 2,227,470 shares of Company Common Stock were subject to outstanding Company Stock Options. Of the 2,227,470 shares of Company Common Stock subject to outstanding Company Stock Options, 272,750 shares are subject to Company Stock Options issued pursuant to the Company's 2001 Long Term Incentive Plan and upon the consummation of the Offer, options to purchase 204,562 shares of Company Common Stock will terminate and be surrendered to the Company with no further payment by the Company, Parent or Sub. Except as set forth above as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There is no Voting Company Debt and there are no Company SARs issued or outstanding and the only rights outstanding under any Company Option Plan are Company Stock Options. Except as set forth above, as of the date of this Agreement, there are no options, warrants, call rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are not any (A) contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or (B) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries.

         SECTION 4.04  AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.

         (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to adoption by the Company's stockholders of this Agreement (if required), to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and except for the Company Stockholder Approval in the case of the Merger (if required), no other corporate action on the part of the Company is necessary to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by Parent and Sub) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

         (b) The Company Board, at a meeting duly called and held prior to execution of this Agreement, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Stockholder Agreement and the other Transactions (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof), (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the Company's stockholders approve and adopt this Agreement and the Merger and (v) adopting this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement, the Stockholder Agreement, the Offer, the Merger and the other Transactions, the restrictions on "business combinations" set forth in
Section 203 of the DGCL.

         (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL").

         SECTION 4.05 NO CONFLICTS; CONSENTS. Except as set forth in SECTION
4.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof, and the execution, delivery and performance of the Stockholder Agreement by the parties thereto, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (b) any Company Agreement, or (c) subject to the filings and other matters referred to in the following sentence, any provision of any

Order or Applicable Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the cases of CLAUSES (b) or (c) above, any such items that, individually or in the aggregate, would not have, or reasonably be expected to have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and the pre-merger notification requirements of Austria, Germany, Ireland, Italy, Turkey, and Croatia, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a Proxy Statement, if shareholder approval is required by Applicable Law, and (C) such reports under Sections 13 and 14 of the Exchange Act, as may be required in connection with this Agreement, the Stockholder Agreement and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in SECTION 7.07, (v) such other items as are set forth in SECTION 4.05 of the Company Disclosure Letter, and (vi) such Consents which, if not obtained, would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.06 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

         (a) The Company has timely filed with the SEC all Company SEC Documents. As of its respective date, each Company SEC Document, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document (which later filed Company SEC Document has been filed prior to the date hereof), none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Except as set forth in SECTION 4.06(b) of the Company Disclosure Letter, the Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (c) The Company and the Company Subsidiaries have no material liabilities, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents or disclosed in SECTION 4.06(c) of the Company Disclosure Letter or (ii) incurred in (A) the ordinary and usual course of business consistent with past practice since June 30, 2001 and disclosed to Parent prior to the date hereof or (B) in connection with the Transactions contemplated hereby.

         SECTION 4.07 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company included or incorporated by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

         SECTION 4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Filed Company SEC Documents or in SECTION 4.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents (a) the Company and the Company Subsidiaries have conducted their business only in the ordinary and usual course of business consistent with past practice, (b) none of the Company or any Company Subsidiary has experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had or would have, or would reasonably be expected to have a Company Material Adverse Effect and (c) none of the Company or any Company Subsidiary (i) has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in SECTIONS 6.01(a), 6.01(b) (excluding from such Section for the purposes of this Section the words "outstanding as of the date of this Agreement"), 6.01(d), 6.01(e), 6.01(f), 6.01(g) or 6.01(i) of this Agreement.
Since June 30, 2001, except as set forth in SECTION 4.08 of the Company Disclosure Letter, there was no (i) material increase in the indebtedness of the Company and the Company Subsidiaries, (ii) material decrease in the net assets of the Company as compared with the amounts shown on the unaudited balance sheets included in the Company's June 30, 2001, 10-Q and (iii) material decrease, as compared with the corresponding period in the preceding year, in revenues or the total per share amount of net income of the Company.

         SECTION 4.09 TAXES.

         (a) All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary, have been filed and all material Taxes required to be paid by or with respect to the Company or any Company Subsidiary, whether disputed or not and whether or not shown on any Tax Return, have been paid, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in SECTION 4.06 hereof. All such Tax Returns were correct and complete in all material respects when filed. Except as would not be material, the provisions for Taxes on the Financial Statements are sufficient as of their respective dates for the payment of all accrued and unpaid Taxes of any nature of the Company and the Company Subsidiaries, whether or not assessed or disputed. All Taxes and other assessments and levies which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been paid over on a timely basis to the proper Governmental Entities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Except as set forth in SECTION 4.09(a) of the Company Disclosure Letter, there is no pending dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (A) claimed or raised by any Tax Authority or (B) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority. Except as set forth in SECTION 4.09(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received notice of any audit of any Tax Return filed by such Person. Except as set forth in SECTION 4.09(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received notice of any claim made by any authority in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

         (b) Except as set forth in SECTION 4.09(b) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any such waiver or agreement been requested by the IRS or any other Tax Authority; and neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

         (c) Except as set forth in SECTION 4.09(c) of the Company Disclosure
Letter: neither the Company nor any of the Company Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code apply; neither the Company nor any of the Company Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code; neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or sharing agreement; neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than (A) such a group of which the Company is the common parent or (B) for the period ending on or before February 10, 1998, such a group with respect to which Amoco Corporation was the common parent) or (ii) will be required to pay the Taxes of any Person other than Company or any Company Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, agreement or otherwise; and neither the Company nor any of the Company Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any Knowledge that the IRS has proposed any such adjustment or change of accounting method). There are no requests for rulings or determinations in respect of any Tax or Tax matter pending between the Company or any of the Company Subsidiaries and any Tax Authority. Since October 1, 1997, none of the Company or any Company Subsidiary has been a distributing or controlled corporation in a transaction to which Section 355 of the Code applied. The transactions contemplated by this Agreement are not subject to any Tax withholding provision.

         SECTION 4.10 BENEFIT PLANS.

         (a) SECTION 4.10(a) of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, unemployment compensation, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA under which any current or former Company Employee, director or consultant of the Company or the Company Subsidiaries or any of their respective ERISA Affiliates has any right to benefits or under which the Company or the Company Subsidiaries has any liability (including any Contract between the Company or any Affiliate of the Company and any current or former employee, director or consultant or the Company or any Affiliate of the Company relating to the "change-in-control" or sale of the Company or any Company Subsidiary). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS."

         (b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination or opinion letter, if applicable; (iii) any summary plan description and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

         (c) (i) Each Company Plan has been established and complies and has been administered in form and operation in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code and each trust intended to qualify under the meaning of Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1977, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (collectively referred to as "GUST") or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter (a "DETERMINATION LETTER") and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Company Plan; (iii) no event has occurred and no condition exists that would reasonably be expected to subject the Company or the Company Subsidiaries or any of their respective ERISA

Affiliates, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code, including but not limited to Title IV of the Code; (iv) no non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; and (v) no Company Plan provides retiree welfare benefits and none of the Company or any Company Subsidiaries has any obligations to provide any retiree welfare benefits except, in either case, to the extent required by Section 4980B of the Code.

         (d) With respect to any Company Plan (or the assets thereof), (i) no Proceedings (other than routine claims for benefits in the ordinary and usual course of business) are pending or threatened in writing, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (iii) none of the assets of any Company Plan are invested in employer securities or employer real property.

         (e) Except as set forth in SECTION 4.10(e) of the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former Company Employee of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiary as a result of the Transactions, including the Offer and the Merger, either alone or in combination with another event.

         (f) None of the Company Plans is subject to Title IV of ERISA and none of the Company Plans is a multiemployer plan (as defined in Section 3(37) of ERISA).

         SECTION 4.11 LITIGATION. Except as set forth in SECTION 4.11 of the Company Disclosure Letter and except as would not, individually or in the aggregate, have, or be reasonably expected to have a Company Material Adverse Effect, there are (a) no Orders to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, and (b) no Proceedings (i) pending against the Company or any Company Subsidiary or, (ii) to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which may call into question the validity or hinder the enforceability or performance of this Agreement.

         SECTION 4.12 COMPLIANCE WITH APPLICABLE LAWS. The Company and each Company Subsidiary has been and is in compliance with all Applicable Laws and Orders, including, without limitation, ERISA, Environmental, Health and Safety Laws, all Applicable Laws and Orders relating to antitrust or trade regulation, employment practices and procedures, wages, hours of work, independent contractor classification, income Tax withholding and occupational health and safety, except for such noncompliance as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

        SECTION 4.13 CONTRACTS; DEBT INSTRUMENTS.

        (a) The Company has made available to Parent prior to the date of this Agreement complete and correct copies of each of the Material Contracts, each as amended or modified to the date hereof (including any waivers currently in effect with respect thereto). Except as set forth in SECTION 4.13(a) of the Company Disclosure Letter: (i) each Material Contract is valid and binding on the Company and the Company Subsidiaries, as applicable, and is in full force and effect; and (ii) neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party thereto under any Material Contract or result (other than due to consummation of the Offer or the Merger) in a right of termination of any Material Contract.

         (b) Set forth in SECTION 4.13(b) of the Company Disclosure Letter is
(i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or the Company Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, and (ii) the respective principal amounts currently outstanding thereunder.

         (c) Except as set forth in SECTION 4.13(c) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is not subject to the terms of any non-competition, right of first refusal, option or other agreement (including any area restrictions) which may restrict in any way the conduct or operations or future conduct or operations of the business of the Company or any Company Subsidiary or the use of the Company Intellectual Property Rights.

         SECTION 4.14 INTELLECTUAL PROPERTY. The Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use the Material Intellectual Property Rights. Except as set forth in SECTION 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted to any other Person any license to use any of the foregoing. To the Knowledge of the Company, there is no infringement by any Person of any Material Intellectual Property Right owned or exclusively licensed by the Company or the Company Subsidiaries. The Company or a Company Subsidiary holds all right, title and interest in, has maintained in good standing, and has no Liens, oppositions, actions for cancellation, nullity, invalidation or the like pending against Patents Owned, Copyrights, Trademarks and Domain Names, except as otherwise stated on the pertinent schedules therefor. To the Knowledge of the Company, all Patents Licensed have been maintained in good standing and have no Liens, oppositions, actions for cancellation, nullity, invalidation or the like pending against them, except as stated in the pertinent schedules therefor. All material Licenses In and Licenses Out are valid and binding obligations of the Company or the Company Subsidiaries, as applicable, have not been terminated or expired (except in accordance with their terms without default thereunder), to the Knowledge of the Company are in full force and effect and there are no disputes or actions pending or, to the Knowledge of the Company, threatened regarding same except as stated in the pertinent schedules therefor. Except as set forth in SECTION 4.14(b) of the Company Disclosure Letter, there are no third party Intellectual Property Rights (other than patents and trademarks) and, to the Knowledge of the Company, no third party patents or trademarks, that are infringed by any Products or existing activities of the Company or any Company Subsidiary, and the Company has made reasonable inquiries to determine whether any Material Product infringes any third party Intellectual Property Rights. The sections of the

Company Disclosure Letter referenced under the definitions for Copyrights, Domain Names, Licenses In, Licenses Out, Patents Owned, Patents Licensed and Trademarks list, collectively, (i) all patents and patent applications, copyright registrations, trade marks, service marks and Internet domain names, in each case, owned by the Company or any of the Company Subsidiaries which are material to the business of the Company and the Company Subsidiaries and (ii) all licenses, sublicenses and other Contracts pursuant to which the Company or any Company Subsidiary is authorized to use any third party patents, copyrights, trade marks or service marks, in each case, which are material to the business of the Company and the Company Subsidiaries.

         SECTION 4.15 TAKEOVER LAWS. The Company Board has taken all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Sub to engage in any Transaction or to vote or otherwise exercise all rights as a stockholder of the Company. No other "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation of any Governmental Entity is applicable to the Company or the Transactions.

         SECTION 4.16 BROKERS. Except as set forth in SECTION 4.16 of the Company Disclosure Letter, no broker, investment banker, financial advisor, consultant or other Person, other than Wachovia Securities (formerly known as First Union Securities, Inc.) ("WACHOVIA"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other fee or commission in connection with the Offer, the Merger and/or any other Transaction based upon arrangements made by or on behalf of the Company. Except for the letter agreement dated August 30, 2001 between the Company and Wachovia (a true and correct copy of which has been made available to the Parent), the Company has not entered into any agreement with Wachovia for any fee or commission in connection with the Offer, the Merger and/or any other Transaction.

         SECTION 4.17 REGULATORY COMPLIANCE.

         (a) (i) With respect to each of the Company's and the Company Subsidiaries' products and, to the extent applicable, products under development (collectively, "PRODUCTS"), (A) the Company and the Company Subsidiaries have obtained and hold in the name of the Company or a Company Subsidiary all applicable approvals, clearances and registrations required by any Governmental Entity, to permit any manufacturing, distribution, sales, marketing or human research and development activities of the Company and the Company Subsidiaries to date (the "ACTIVITIES TO DATE") with respect to each Product (collectively, "APPROVALS"); (B) the Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of each Approval including all Product claims subject to the adulteration and misbranding provisions of the FDCA and any foreign counterpart and with all requirements pertaining to the Activities to Date with respect to each Product which is not required to be the subject of an Approval; (C) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration or notification for each site (in any country) at which each Product is manufactured, processed, packed, held for distribution or from which and into which it is distributed; and (D) to the extent any Product is intended for export from the United States, the Company and the Company Subsidiaries are in compliance in all material respects with either all FDA requirements for marketing or 21 U.S.C. Section 381(e) or Section 382; (ii) all manufacturing operations performed by or on behalf of the Company and the Company Subsidiaries have been and are being conducted in full compliance with current good manufacturing practice, including, but not limited to, the Quality System Regulation issued by the FDA;
(iii) all nonclinical laboratory studies of Products under development, as described in 21 C.F.R. Section 58.3(d), sponsored by the Company and the Company Subsidiaries have been and are being conducted in full compliance with the good laboratory practice regulations set forth in 21 C.F.R. Part 58; (iv) all clinical studies of Products, as described in 21 C.F.R. Section 50.3(c), sponsored by the Company and the Company Subsidiaries have been and are being conducted in full compliance with 21 C.F.R. Sections 812, 50, 54 and 56; (v) the Company and the Company Subsidiaries are in full compliance with all reporting requirements for all Approvals or plant registrations described in clause (a)(i) above; except, in the case of the preceding clauses (a)(i) through (a)(v), for any such failures to obtain or noncompliance which, individually or in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing definition of "Approvals," such definition shall specifically include, with respect to the United States, premarket approval applications under Section 515 of the FDCA, premarket notifications under Section 510(k) of the FDCA, and investigational device exemptions, and product export applications issued by the FDA.

         (b) None of the Company, the Company Subsidiaries nor any of its officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Entity in any other jurisdiction, failed to disclose a fact required to be disclosed to the FDA or any similar Governmental Entity in any other jurisdiction, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting, "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991).

         (c) The Company has, prior to execution of this Agreement, made available to Parent copies of or made available for Parent's review any and all documents in its or any of its Subsidiaries' possession that the Company believes are material to assessing the Company's or any of the Company Subsidiaries' compliance with the FDCA and implementing regulations.

         SECTION 4.18 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Wachovia, the Company's financial advisor, dated the date of this Agreement, that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is, in the opinion of such advisor, fair to the Company's stockholders (excluding BP and its Affiliates) from a financial point of view, a signed copy of which opinion has been delivered to Parent.

         SECTION 4.19 EMPLOYMENT MATTERS. Except as set forth in SECTION 4.19 of the Company Disclosure Letter:

         (a) In the last three (3) years, neither the Company nor any Company Subsidiary has experienced nor is there threatened or pending any labor strikes, slowdowns, lockouts, grievances, unfair labor practice charges or complaints, arbitrations or other disputes arising out of any collective bargaining agreement. To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Company Employees.

         (b) There are no collective bargaining or other labor union Contracts to which the Company or any Company Subsidiary is a party or by which it is bound.

         (c) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices.

         (d) In the past three (3) years, (i) neither the Company nor any Company Subsidiary has effectuated a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company's or any Company Subsidiary's business; and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

         (e) Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof.

         SECTION 4.20 INSURANCE. SECTION 4.20 of the Company Disclosure Letter sets forth all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company and each Company Subsidiary copies of which have been made available to Parent. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or reservation of rights has been received with respect to any such policy. Such policies are sufficient for compliance with all material requirements of Applicable Laws and of all material Company Agreements. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years.

         SECTION 4.21 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. Except as disclosed in the Company SEC Documents (a) neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental, Health and Safety Laws by the Company or any Company Subsidiary or for which the any of them is responsible, and there is no pending or, to the Knowledge of the Company, threatened Environmental Claim, except where such Environmental Claim would not have, or be reasonably expected to have, a Company Material Adverse Effect; (b) to the Knowledge of the Company, there are no past or present facts or circumstances that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have, or reasonably be expected to have, a Company Material Adverse Effect; (c) to the extent required by applicable Environmental, Health and Safety Laws, the Company and the Company Subsidiaries have filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any necessary Permits or other authorizations in a timely fashion so as to allow the Company and the Company Subsidiaries to continue to operate their businesses in compliance with applicable Environmental, Health and Safety Laws, and the Company does not expect such new or renewed Permits or other authorizations to include any terms or conditions that will have a material impact on the Company or the Company Subsidiaries; (d) the Company and the Company Subsidiaries have not, and to the Knowledge of the Company, no other person has, released, discharged, or otherwise disposed, of any Hazardous Substances on, beneath or adjacent to any real property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries, except for discharges of Hazardous Substances subject to a Permit pursuant to applicable Environmental, Health and Safety Law or for releases, discharges or disposals that are not likely to have, or would not reasonably be expected to have, a Company Material Adverse Effect; and (e) no employee of the Company or any Company Subsidiary, in the course of his or her employment with the Company or said Company Subsidiary, has been exposed to any Hazardous Substances during the course of his or her employment that could give rise to any claim that would have, or reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental, Health and Safety Laws. All Permits and other governmental authorizations currently held or required to be held by the Company and its Subsidiaries pursuant to any Environmental, Health and Safety Laws are set forth in SECTION 4.21 of the Company Disclosure Letter, all such Permits and other authorizations are in effect, no appeal nor any other action is pending to revoke any such Permit or other authorization and the Company and the Company Subsidiaries are in compliance with all terms and conditions of all such Permits and other authorizations except where such non-compliance would not have, or would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 4.22 CUSTOMERS AND SUPPLIERS. There has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than five percent (5%) of the Company's sales (on a consolidated basis) during the period from January 1, 2000 to the date hereof, or any supplier from whom the Company and the Company Subsidiaries purchased more than five percent (5%) of the goods or services (on a consolidated basis) which it purchased during the same period; PROVIDED, that notwithstanding the foregoing, no representation or warranty is made with respect to Parent or any Parent Subsidiaries.

         SECTION 4.23 TRANSACTIONS WITH AFFILIATES. (a) SECTION 4.23(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts and other arrangements to which BP or any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, is a party or by which the Company or any of its Subsidiaries is bound (the "INTERCOMPANY AGREEMENTS").

The Company has furnished to Parent complete and correct copies of all Intercompany Agreements.

         (b) Except as set forth in SECTION 4.23(b) of the Company Disclosure Letter, there are no assets or services provided by, or at the expense of, BP or any of its Affiliates (other than the Company or any Company Subsidiary) which are used by the Company or any Company Subsidiary in the conduct of its business.

         SECTION 4.24 CONDITION OF ASSETS. Except as disclosed in SECTION 4.24 of the Company Disclosure Letter, the Company and each Company Subsidiary owns, leases or has the legal right to use all the properties and assets used in the conduct of its business except where the failure of the Company or Company Subsidiaries to so own, lease or have the legal right to use would have, or reasonably be expected to have, a Company Material Adverse Effect. All Contracts material to the business of the Company entered into by Affiliates of the Company other than Company Subsidiaries have been validly assigned to the Company. All of the property, plant and equipment of the Company and each Company Subsidiary has been maintained in good operating condition and repair, ordinary wear and tear excepted, and permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner materially consistent with their past practices.

         SECTION 4.25 REAL AND PERSONAL PROPERTY. (a) Set forth in SECTION 4.25(a) of the Company Disclosure Letter is a list of all of the real property owned, leased or subleased by the Company or any Company Subsidiary. Other than with respect to Company Intellectual Property Rights which are addressed in
SECTION 4.14 hereof, each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens and other encumbrances, except for Liens and other encumbrances that, individually or in the aggregate, would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession of the properties under all such leases, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) The Company has not received or given notice of default under any real property leases and, to the Knowledge of the Company, there is no event which, with notice or the passage of time or both, would constitute a default under such leases.

         SECTION 4.26 CERTAIN BUSINESS PRACTICES. Neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as follows:

         SECTION 5.01 ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted, other than such franchises, licenses, Permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

         SECTION 5.02 SUB. Sub is a wholly owned Subsidiary of Parent.

         SECTION 5.03 FINANCING. Parent has or has available to it and will make available to Sub, all funds necessary to consummate all the Transactions and pay the related fees and expenses of Parent and Sub.

         SECTION 5.04 OWNERSHIP OF COMPANY COMMON STOCK. As of the date of this Agreement, neither Parent nor Sub beneficially owns any Company Common Stock and during the period three (3) years prior to date hereof neither Parent nor Sub was an "interested stockholder" of the Company as such term is defined in
Section 203 of the DGCL.

         SECTION 5.05 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with this Agreement and to consummate the Transactions. The Board of Directors of Sub (the "SUB BOARD") has adopted a resolution approving this Agreement. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent (the "PARENT BOARD") and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement or the consummation of the Transactions. This Agreement, has been duly executed and delivered by each of Parent and Sub and constitutes (assuming the due authorization, execution and delivery thereof by the Company), the valid and binding obligations of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

         SECTION 5.06 NO CONFLICTS; CONSENTS. The execution and delivery by each of Parent and Sub of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Applicable Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of CLAUSES (b) and (c) above, any such items that, individually or in the aggregate, would not have, or reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and the pre-merger notification requirements of Austria, Germany, Ireland, Italy, Turkey, and Croatia, (ii) the filing with the SEC of (A) the Offer Documents and
(B) such reports under Sections 13 and 14 of the Exchange Act, as may be required in connection with this Agreement, the Stockholder Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in SECTION 7.07 and (v) such Consents which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect .

         SECTION 5.07 INFORMATION SUPPLIED. None of the information supplied or to be supplied in writing by Parent or Sub and included or incorporated by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

         SECTION 5.08 BROKERS. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and/or any other Transaction based upon arrangements made by or on behalf of Parent or Sub.

         SECTION 5.09 LITIGATION. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Sub which would reasonably be expected to have a Parent Material Adverse Effect or which may call into question the validity or hinder the enforceability or prompt performance of this Agreement.


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

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 6.01 CONDUCT OF BUSINESS. Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Appointment Time the Company shall, and shall cause each Company Subsidiary to, in all material respects, conduct its business in the ordinary and usual course of business consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement or set forth in SECTION 6.01 of the Company Disclosure Letter, from the date of this Agreement to the Appointment Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

         (b) issue, deliver, sell, grant or encumber or authorize the issuance, delivery, sale, grant or encumbrance of, (i) any shares of its capital stock,
(ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than or upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

         (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

         (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (ii) any assets, except purchases of inventory, materials and supplies in the ordinary and usual course of business consistent with past practice and except for capital expenditures permitted under SECTION 6.01(g);

         (e) except as set forth in SECTION 6.01(e) of the Company Disclosure Letter, (i) grant to any officer, director, employee, agent or consultant of the Company or any Company Subsidiary any increase in compensation or fringe benefits, (ii) grant to any present or former employee, officer, director, agent or consultant of the Company or any Company Subsidiary any increase in severance or termination pay, (iii) enter into or amend any employment, consulting, indemnification, severance or termination Contract with any such present or former employee, officer, director, agent or consultant, (iv) establish, adopt, enter into or amend any Company Plan or other benefit or compensation plan, program, arrangement or Contract, except as required by Applicable Law, (v) except as permitted or required under SECTION 7.04, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any Company Plan, (vi) loan or advance money or other property in excess of $10,000 to any present or former employees, officers, directors, agents or consultants of the Company or any Company Subsidiary or make any change in any existing borrowing or lending arrangements on or on behalf of any such persons or (vii) except as permitted or required under SECTION 7.04 grant any new, or amend any existing, Company Stock Option or enter into any agreement under which any Company Stock Option would be required to be issued;

         (f) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

         (g) make or agree to make any new capital expenditure or expenditures that, are (i) individually, in excess of $50,000, (ii) in the aggregate, in excess of $200,000 or (iii) individually or in the aggregate, in excess of the amounts provided for in the Company's 2001 capital expenditure plan; PROVIDED, HOWEVER, that if the Closing shall occur following December 31, 2001, the Company shall be required to obtain the consent of Parent for any new capital expenditure or expenditures that are, (i) individually in excess of $50,000,
(ii) in each financial quarter, in the aggregate in excess of $200,000 or (iii) individually or in the aggregate, in excess of the amounts provided for in the Company's 2002 capital expenditure plan (which plan shall be submitted by the Company to Parent for approval); PROVIDED FURTHER, HOWEVER that if the Company requests the consent of Parent for capital expenditures in excess of the thresholds set forth in this provision, such consent shall not be unreasonably withheld;

         (h) modify, amend or terminate any Company Agreement (including, without limitation, any Company Agreement relating to any Company Intellectual Property Rights) or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

         (i) (i) incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice, incur or assume any short-term Indebtedness in amounts not consistent with past practice; (ii) modify the terms of any Indebtedness, other than modifications of short-term debt in the ordinary course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Company Subsidiaries);

         (j) transfer, license or sublicense any tangible assets or lease, sell, mortgage, pledge, dispose of, or encumber any of its properties or assets except sales of inventory, products or obsolete equipment in the ordinary course of business consistent with past practice;

         (k) take, or agree to commit to take, any action that would be reasonably likely to result in any of the conditions to the Offer set forth in EXHIBIT A or any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied, or that would materially impair the ability of the Company, Parent, Sub or the holders of shares of Company Common Stock to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

         (l) discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity, in excess of $25,000 individually or $250,000 in the aggregate, or waive any material benefits of, or agree to modify in any material respect adverse to the Company, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party;

         (m) enter into or extend any Contracts relating to the distribution, sale, promotion or marketing by third parties of the Products (including Products under development), other than pursuant to any such Contracts currently in place in accordance with their terms as of the date hereof;

         (n) transfer, assign, terminate, cancel, abandon or modify any Approvals or fail to maintain such Approvals as currently in effect;

         (o) fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

         (p) transfer or license to any Person or entity or otherwise extend, amend, allow to lapse or go abandoned, or modify any Material Intellectual Property Rights or Company Intellectual Property Rights other than implied licenses provided to customers for their specific end use;

         (q) enter into any license agreement with any person or entity to obtain any Intellectual Property Right other than implied licenses provided to customers for their specific end use;

         (r) terminate any Company Employee without cause; or

         (s) authorize any of, or commit or agree to take any of, the foregoing actions or authorize, recommend, propose or announce an intention to do any of the foregoing.

         SECTION 6.02 CERTAIN TAX MATTERS From the date hereof until the Appointment Time, the Company will (a) file timely all material Tax Returns ("POST-SIGNING RETURNS") required to be filed by it (after taking into account any applicable extensions), (b) timely pay all material Taxes due and payable with respect to such Post-Signing Returns that are so filed, (c) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time, (d) promptly notify Parent of any Proceeding pending against or with respect to the Company in respect of any Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company's Tax liabilities or Tax attributes and will not settle or compromise any such Proceeding without

Parent's prior written consent, and (e) not make any material Tax election except for those elections that are in accordance with past practice or that are otherwise required by Applicable Law, settle or compromise any Tax liability or refund or file any amended Tax Return without Parent's prior written consent, which such consent shall not be unreasonably withheld.

         SECTION 6.03 NO SOLICITATION.

         (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and the Company Subsidiaries shall not (and the Company will not permit any of its or any of its Company Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Company Subsidiaries (collectively, "COMPANY REPRESENTATIVES") to) directly or indirectly (i) solicit, initiate, engage in discussions or negotiate with any Person or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to any Alternative Acquisition, (ii) provide information with respect to the Company or any Company Subsidiary to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into any agreement with respect to any proposal for an Alternative Acquisition ("ALTERNATIVE ACQUISITION PROPOSAL"), (iv) grant any waiver or release under any standstill, confidentiality or similar agreement or (v) take any actions which would be sufficient to render inapplicable the restrictions on "business combinations" in
Section 203 of the DGCL to any current or future stockholder of the Company or any of its Affiliates (other than Parent or Sub). Notwithstanding the foregoing, prior to the acceptance for payment of Company Common Stock pursuant to the Offer, the Company Board may, to the extent required by the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board (after consultation with outside legal counsel), with respect to an unsolicited Alternative Acquisition Proposal that the Company Board determines, in good faith (after consultation with outside legal counsel), is or is reasonably likely to result in a Superior Company Proposal (as defined in SECTION 6.03(e)), (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms no more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions) and (y) participate in discussions with such Person or group and its representatives regarding such Alternative Acquisition Proposal. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations conducted heretofore with respect to any Alternative Acquisition Proposal. For purposes of this SECTION 6.03, the term "Person" shall include any group as defined in the Exchange Act.

         (b) Except as set forth in this SECTION 6.03, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar Contract constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in CLAUSES (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, if, during the period prior to the acceptance for payment of the Company Common Stock pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith (after consultation with outside legal counsel), that to take such action is required by its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal, withdraw or modify its recommendation of the Offer, the Merger and this Agreement at any time after the fifth Business Day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its recommendation, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal (it being agreed and understood by the parties that such withdrawal or modification of the Company Board's recommendation shall not alter the Company Board's approval of this Agreement, the Stockholder Agreement and, the Transactions for purposes of
Section 203 of the DGCL.

         (c) The Company promptly, and in any event within two (2) Business Days, shall advise Parent in writing of receipt by it (or any Company Representatives) of any Alternative Acquisition Proposal or any inquiry indicating that any Person is considering making or wishes to make an Alternative Acquisition Proposal, identifying such Person, and the financial and other material terms and conditions of any Alternative Acquisition Proposal or potential Alternative Acquisition Proposal, (i) notify Parent after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person, identifying such Person and the information requested by such Person, that may be considering making, or has made, an Alternative Acquisition Proposal and promptly provide Parent with any nonpublic information which is given to such Person pursuant to this Section 6.03(c) and (ii) keep Parent promptly advised of the status and the financial and other material terms and conditions of any such Alternative Acquisition Proposal or inquiry. The Company shall give Parent advance notice of at least one (1) Business Day of any information to be supplied to, and subject to SECTION 6.03(b), at least two (2) Business Days' advance notice of any confidentiality agreement to be entered into with, any Person making such Alternative Acquisition Proposal.

         (d) Subject to the terms of this SECTION 6.03, the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and make any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under Applicable Law.

         (e) For purposes of this Agreement, "SUPERIOR COMPANY PROPOSAL" means any written bona fide proposal made by a third party to acquire all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, or other similar transaction that is (i) on terms which the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior for the holders of the Company Common Stock to the Offer and the Merger, (ii) in the reasonable judgment of the Company Board, capable of being fully financed on a timely basis, and (iii) reasonably likely to be consummated promptly (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror).

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.01 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.

         (a) If the approval of this Agreement by the Company's stockholders is required by Applicable Law, the Company shall, promptly following the acceptance of payment of, and full payment for, the shares tendered pursuant to the Offer, prepare in accordance with the rules and regulations of the SEC and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If, at any time prior to receipt of Company Stockholder Approval, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

         (b) If the approval of this Agreement by the Company's stockholders is required by Applicable Law, the Company shall, consistent with Applicable Law, promptly after the acceptance of payment of, and full payment for, the shares tendered pursuant to the Offer, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking Company Stockholder Approval. The Company shall, through the Company Board, except to the extent that the Company Board shall have withdrawn or modified its recommendation of this Agreement, the Offer or the Merger as permitted by SECTION 6.03(b), (i) recommend to its stockholders that they approve and adopt this Agreement and the Merger, (THE "COMPANY BOARD RECOMMENDATION"), (ii) use its reasonable best efforts to obtain such approval and adoption and (iii) include the Company Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective promptly after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

         (c) Parent shall cause (i) Sub to take all actions required in SECTION 7.01(a) and SECTION 7.01(b), and (ii) all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Sub or any other Subsidiary of Parent to be voted in favor of the approval and adoption of this Agreement and the Merger.

         SECTION 7.02 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request in writing. Without limiting the generality of the foregoing, the Company shall, within two (2) Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this SECTION 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. No investigation pursuant to this Section 7.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 7.03 REASONABLE BEST EFFORTS; NOTIFICATION.

         (a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties and the Major Stockholder in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entity, including under the HSR Act and the pre-merger notification requirements of Austria, Germany, Ireland, Italy, Turkey, and Croatia, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

         (b) The Company and Parent shall make an appropriate filing under the HSR Act with respect to the Transaction within five (5) Business Days of the date hereof and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period. In addition, the Company and Parent shall promptly make any filing that is required under the pre-merger notification requirements of Austria, Germany, Ireland, Italy, Turkey, and Croatia.

         (c) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of the Parent Subsidiaries shall be required to agree (with respect to (i) Parent or the Parent Subsidiaries or (ii) the Company or the Company Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

         (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to any of the Transactions.

         SECTION 7.04 STOCK OPTIONS.

         (a) As promptly as practicable, but in no event later than twenty (20) Business Days following the date of this Agreement, the Company shall take, or cause to be taken, all such actions as are required to adjust the terms of all outstanding Company Stock Options heretofore granted under any Company Option Plan or otherwise, to provide that each Company Stock Option that is outstanding immediately prior to the Effective Time, to the extent vested and exercisable as of the Effective Time in accordance with its terms, shall be canceled as of the Effective Time in exchange for a cash payment by the Company to be made on the date following the Effective Time (or as soon as practicable thereafter) of an amount equal to (i) the excess, if any, of (A) the price per share of Company Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.

         (b) All amounts payable pursuant to this SECTION 7.04 shall be subject to any required withholding of Taxes and shall be paid without interest. As promptly as practicable, but in no event later than twenty (20) Business Days following the date of this Agreement, the Company shall obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the terms of this SECTION 7.04.

         (c) As promptly as practicable, but in no event later than twenty (20) Business Days following the date of this Agreement, the Company shall take all such actions as are required so that the Company Option Plans shall terminate as of the Effective Time, and the provisions in any other Company Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Option Plan or other Company Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

         SECTION 7.05 INDEMNIFICATION; D&O INSURANCE.

         (a) Parent shall, or shall cause the Surviving Corporation to, honor for a period of not less than six (6)-years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time for which a claim is asserted within the six (6)-year period contemplated by this SECTION 7.05, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "INDEMNIFIED PERSON") of the Company or any of the Company Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of the Company Subsidiaries), as provided under applicable provisions of the DGCL, the Company Charter, the Company By-laws or any indemnification agreement (true and correct copies of which have been made available to Parent), in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; PROVIDED, HOWEVER, that Parent shall not be required to indemnify any Indemnified Person in connection with any Proceeding (or portion thereof) relating to actions or events through the Effective Time to the extent involving any claim initiated by such Indemnified Person unless such actions or events were authorized by the Company Board (if board authority would be ordinarily obtained prior to the taking of such action) or unless such Proceeding is brought by an Indemnified Person to enforce rights under this SECTION 7.05; PROVIDED FURTHER that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Company Charter, the Company Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent.

         (b) Parent shall, or shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six (6) years after the Effective Time; PROVIDED THAT Parent or the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; PROVIDED FURTHER that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance; and PROVIDED FURTHER that neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, an amount in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

         (c) The provisions of this SECTION 7.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

         SECTION 7.06 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and then only with such advance notice to and consultation with the other as is reasonably practical. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 7.07 TRANSFER TAXES. Except as provided in Section 3.02 of this Agreement, either Sub or the Surviving Corporation shall pay all Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer or the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes. With respect to any shares purchased in the Offer and the Merger, the Company acknowledges that the amount of the Transfer Taxes payable with respect to any shares of Company Common Stock may be withheld by Sub from the amount to be paid pursuant to the Offer and the Merger with respect to such shares.

         SECTION 7.08 EMPLOYEE BENEFIT MATTERS. (a) For a period of twelve (12) months following the Effective Time, Parent shall provide, or shall cause the Company or Parent's Affiliates to provide, Company Employees with wages, salary, bonus and other cash compensation and benefit plans, programs, policies and arrangements that are no less favorable, in the aggregate, to Company Employees than those provided generally to similarly situated employees of Parent. In determining whether an employee is "similarly situated," for the purposes of the previous sentence, Parent shall have sole and absolute discretion to determine in good faith whether an employee is similarly situated by reference to such factors as: nature and scope of the employee's duties; principal location where those duties are performed; grade level; and performance.

         (b) To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent for the benefit of Company Employees (and their eligible dependents), Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Company Subsidiaries (i) for purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent. Notwithstanding the foregoing provisions of this clause (b), service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

         (c) Parent hereby acknowledges that copies of the Company's Retention Agreements and Severance Plan have been made available to it and that Parent agrees to comply and to cause the Company to comply with the provisions of such plans as of the date hereof.

         (d) Nothing in this SECTION 7.08 shall require Parent, the Company or any of their Affiliates to continue to employ any Company Employee for any period after the Effective Time.

         (e) Prior to the Effective Time, the Company shall file a timely and complete application for a Determination Letter with respect to each Company Plan which is not then subject to a favorable Determination Letter.

         SECTION 7.09 STATE TAKEOVER LAWS. Notwithstanding any other provision in this Agreement, in no event shall the Company Board's actions causing the restrictions on "business combinations" in Section 203 of the DGCL not to apply to this Agreement, the Stockholder Agreement or the Transactions be withdrawn, revoked or modified by the Company Board. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to this Agreement, the Stockholder Agreement, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer or the Merger or the other Transactions, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

         SECTION 7.10 TERMINATION NOTIFICATIONS. Following the date of this Agreement, if any officer of the Company is or becomes aware that any of the persons set forth in SECTION 1.01(g) of the Company Disclosure Letter plans to terminate their employment with the Company (notwithstanding the reason for such termination), such officer shall promptly notify the Chief Executive Officer of the Company, identifying the name of the individual and any other information relating to the termination known to the officer. Promptly following receipt of any such notification, the Chief Executive Officer of the Company shall inform Parent and shall provide Parent with all information known to him regarding such termination.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         SECTION 8.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. If required by Applicable Law, the Company shall have obtained Company Stockholder Approval.

         (b) ANTITRUST. The waiting period (and any extension thereof) applicable to any of the Transactions under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

         (c) GERMAN CARTEL OFFICE. Parent shall have received any necessary approvals, or any applicable period for action shall have expired, under the German antitrust laws.

         (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Transactions shall be in effect.

         (e) ACCEPTANCE OF SHARES. Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall be deemed satisfied if Parent or Sub fails to accept for payment and pay for shares of Company Common Stock pursuant to the Offer in violation of the terms of this Agreement and/or the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder
Approval:

         (a) by mutual written consent of Parent, Sub and the Company;

         (b) by either Parent or the Company if:

              (i) Sub has not accepted for payment any shares of Company Common Stock tendered pursuant to the Offer on or before the Outside Date, unless the failure to accept and pay for such shares of Company Common Stock is the result of a breach of this Agreement by the party seeking to terminate this Agreement; PROVIDED, HOWEVER, that (A) the Outside Date shall be extended to the extent that the condition set forth in SECTION (vi) of EXHIBIT A is not satisfied until such time as such condition is satisfied, but in no event later than June 30, 2002 and
         (B) in the event that, on or prior to December 31, 2001, (1) the waiting period under the HSR Act has not expired or been terminated or
         (2) the condition set forth in Exhibit A relating to the pre-merger notifications in Germany has not been satisfied or waived, then, in either case, the Outside Date shall be extended to June 30, 2002;

              (ii) any Governmental Entity issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such Order or other action shall have become final and nonappealable; or

              (iii) (A) Sub shall have failed to commence the Offer within five
         (5) Business Days following the date of this Agreement or (B) the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer; provided, HOWEVER, that the right to terminate this Agreement pursuant to this CLAUSE (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement or the failure of whose representations and warranties to be true or the failure of whose representations and warranties to be true results in the failure of any such condition;

         (c) by Parent if:

              (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in EXHIBIT A and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach; PROVIDED, HOWEVER, that this Agreement may not be terminated pursuant to this

         SECTION 9.01(c)(i) if Sub has accepted shares of Company Common Stock for payment pursuant to the Offer; or

              (ii) prior to Sub's acceptance of shares of Company Common Stock for payment pursuant to the Offer, the Company shall have breached in any material respect any of its obligations under SECTION 6.03(a); or

         (d) by the Company if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform cannot be cured or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach; PROVIDED, HOWEVER, that this Agreement may not be terminated pursuant to this SECTION 9.01(d) if Sub has accepted shares of Company Common Stock pursuant to the Offer.

         SECTION 9.02 EFFECT OF TERMINATION.

         (a) In the event of termination of this Agreement by either the Company or Parent as provided in SECTION 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than SECTION 4.16, SECTION 5.08, the second to the last sentence of SECTION 7.02, this SECTION 9.02 and ARTICLE X and except to the extent that such termination results from fraud or the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.

         (b) All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         SECTION 9.03 AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; PROVIDED, HOWEVER, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 9.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 9.05 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to SECTION 9.01, an amendment of this Agreement pursuant to SECTION 9.03 or an extension or waiver pursuant to SECTION
9.04 shall, in order to be effective, be in writing and require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
SECTION 10.01 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

         SECTION 10.02 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) IF TO PARENT OR SUB, TO

                                 Abbott Laboratories
                                 100 Abbott Park Road
                                 D-920, AP6C
                                 Abbott Park, IL 60064-3500
                                 Tel: (847) 937-0643
                                 Fax: (847) 937-4604
                                 Attention: Senior Vice President,
                                            Diagnostic Operations

         with a copies to:

                                 Abbott Laboratories
                                 100 Abbott Park Road
                                 D-364, AP6D
                                 Abbott Park, IL 60064-3500
                                 Tel: (847) 937-8905
                                 Fax: (847) 938-6277
                                 Attention: Senior Vice President, Secretary
                                            and General Counsel

                                 Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive, Suite 2100
                                 Chicago, IL 60606
                                 Tel: (312) 407-0700
                                 Fax: (312) 401-0411
                                 Attention: Charles W. Mulaney, Jr.
                                            Brian W. Duwe

         (b) IF TO THE COMPANY, TO

                                 Vysis, Inc.
                                 3100 Woodcreek Drive
                                 Downers Grove, IL  60515-5400
                                 Tel: (630) 271-7000
                                 Fax: (630) 271-7138
                                 Attention:  President

         with a copy to:

                                 Fenwick & West LLP
                                 275 Battery Street
                                 San Francisco, CA  94111
                                 Tel: (415) 875-2300
                                 Fax: (415) 281-1350
                                 Attention: Douglas N. Cogen
                                            John W. Kastelic

         SECTION 10.03 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 10.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

         SECTION 10.06 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Stockholder Agreement, the Company Disclosure Letter and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. Other than SECTIONS 7.03(a) and 7.05 of this Agreement, no

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provision of this Agreement is intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 10.07 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 10.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to one or more direct or indirect wholly owned Subsidiaries of Parent or a combination thereof but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 10.09 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Delaware state court or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

                                    * * * * *

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         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this
Agreement and Plan of Merger, all as of the date first written above.




                                ABBOTT LABORATORIES




                                By: /s/ Richard A. Gonzalez
                                    --------------------------------------------
                                    Name:  Richard A. Gonzalez
                                    Title: Executive Vice President,
                                           Medical Products




                                RAINBOW ACQUISITION CORP.




                                By: /s/ Thomas D. Brown
                                    --------------------------------------------
                                    Name:  Thomas D. Brown
                                    Title: President




                                VYSIS, INC.




                                By: /s/ John L. Bishop
                                    --------------------------------------------
                                    Name:  John L. Bishop
                                    Title: President and Chief Executive Officer


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                                                                       EXHIBIT A

                             Conditions of the Offer

         Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "AGREEMENT") of which this Exhibit A is a part. Notwithstanding any other term of the Offer or this Agreement, and in addition to (and not in limitation of) Sub's right to extend and amend the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the requirements of SECTION 2.01) that number of shares of Company Common Stock which, together with the shares then beneficially owned by Parent or Sub, would represent at least fifty-one percent (51%) of the Fully Diluted Shares (the "MINIMUM CONDITION") and (ii) the waiting period (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer under the HSR Act and the pre-merger notification requirements of Germany shall have been terminated or shall have expired. The term "FULLY DILUTED SHARES" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions shall have occurred and be continuing:

              (i) there shall be pending any suit, action or proceeding brought by a Governmental Entity (A) challenging the acquisition by Parent or Sub of any shares of Company Common Stock under the Offer or the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (B) seeking to prohibit or impose any material limitations on Parent's or Sub's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a portion of the Company's businesses or assets, or to compel Parent or Sub or their respective Subsidiaries and Affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries,
         (C) seeking to impose material limitations on the ability of Sub, or rendering Sub unable, to accept for payment, pay for or purchase some or all of the shares of Company Common Stock pursuant to the Offer and the Merger, (D) seeking to impose limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock purchased by it on all matters

                                      A-1

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         properly presented to the Company's stockholders or (E) which otherwise is reasonably likely to have a Company Material Adverse Effect;

              (ii) any statute, rule, regulation, legislation, interpretation, judgment, Order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other Transactions, by any Governmental Entity that is reasonably likely to result in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

              (iii) any of the representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to "materiality" or "Company Material Adverse Effect" or any similar standard or qualification, shall not, individually or in the aggregate, be true and correct as of the date of this Agreement and as of such time as though made at such time, except
         (A) where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect, (B) to the extent such representation and warranty expressly relates to a specific date (in which case such representation or warranty need only be true and correct on and as of such specific date), or (C) to the extent Parent has consented in writing to any supplement or amendment to the Company Disclosure Letter delivered to Parent;

              (iv) the Company shall have and be continuing to have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement other than any obligation under SECTION 7.10 of the Agreement;

              (v) there shall have occurred any change, event, condition, fact or set of facts or development which individually or in the aggregate has had, or would be reasonably expected to have, a Company Material Adverse Effect;

              (vi) there shall have occurred (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (B) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, in either case, which would materially impair Parent's and Sub's ability to fund the Transactions; or

              (vii) this Agreement shall have been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of Sub and Parent and may, subject to the terms of the Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion prior to the expiration of the Offer. The failure by Parent, Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts

                                      A-2

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and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.


                                      A-3